Exhibit 2.2

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK

OF

SIGNING DAY SPORTS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Signing Day Sports, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Corporation, dated February 27, 2024 (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 15,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accruing Dividends” shall have the meaning set forth in Section 4(a).

“Board” has the meaning set forth in the Preamble.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Certificate of Designation” has the meaning set forth in the Preamble.

“Certificate of Incorporation” has the meaning set forth in the Preamble.

“Corporation Redemption” shall have the meaning set forth in Section 8(c)(i).

“Corporation Redemption Date” shall have the meaning set forth in Section 8(c)(i).

“Corporation Redemption Price” shall have the meaning set forth in Section 8(c)(i).

“Conversion Date” shall have the meaning set forth in Section 7(b).

“Conversion Price” shall have the meaning set forth in Section 7(a).

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Corporation Redemption Notice” shall have the meaning set forth in Section 8(c)(i).

“Corporation” has the meaning set forth in the Preamble.

“Dividend Default” means the occurrence of four failures to pay any Accruing Dividends, whether consecutive or non-consecutive, in accordance with Section 4 on the Dividend Payment Date or any failure or default shall be made in the payment or distribution on any Series A Preferred Stock or any other shares, when and as the same shall become due and payable, whether at the Dividend Payment Date or at a date fixed for prepayment thereof or otherwise, in each case for any reason whatsoever and, solely with respect to any failure to pay any Accruing Dividends in accordance with Section 4, such failure shall continue unremedied for a period of five (5) Business Days.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a).

“Junior Securities” shall have the meaning set forth in Section 3.

“Liquidation” means any liquidation, dissolution or winding up of the Corporation’s affairs, whether voluntary or involuntary; provided, however, that none of (i) a consolidation or merger of the Corporation with one or more Persons, individually or in a series of transactions, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a Liquidation.

“Notice of Conversion” shall have the meaning set forth in Section 7(b).

“Original Issue Date” means the date on which the first Share was issued.

“Parity Securities” shall have the meaning set forth in Section 3.

“Person” means natural persons, companies, limited liability companies, unlimited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Preferred Stock” has the meaning set forth in the Preamble.

“Requisite Holders” shall have the meaning set forth in Section 6(b).

“Senior Securities” shall have the meaning set forth in Section 3.

“Series A Conversion Election Date” shall have the meaning set forth in Section 8(c)(ii)(5).

“Series A Election Notice” shall have the meaning set forth in Section 8(a).

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Series A Redemption Date” shall have the meaning set forth in Section 8(a).

“Series A Redemption Price” shall have the meaning set forth in Section 8(a).

“Series A Redemption Notice” shall have the meaning set forth in Section 8(a).

“Share” means a share of Series A Preferred Stock.

“Stated Value” shall have the meaning set forth in Section 2.

“Transfer Agent” means Securities Transfer Corporation, or such other agent or agents of the Corporation as may be designated by the Board or its duly authorized designees as the transfer agent, registrar, and dividend disbursing agent for the Shares.

2. Designation and Number of Shares. There shall be a series of Preferred Stock that shall be designated as the “Series A Convertible Cumulative Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be 2,140,000. The Series A Preferred Stock shall have a stated value of $7.50 per share, subject to adjustments as described herein (the “Stated Value”). Each Share shall be identical in all respects to every other Share.

3. Ranking. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares shall rank (i) senior to Common Stock and any other class of securities hereafter authorized that is specifically designated as junior to the Series A Preferred Stock (the “Junior Securities”); (ii) on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Parity Securities”); and (iii) junior to any other class or series of Preferred Stock or other capital stock of the Corporation hereafter created (with the written consent of the Requisite Holders) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”).

4. Dividends.

(a) From and after the date of the issuance of any Share, dividends at the rate per annum of 8.0% of the Stated Value if an uncured Dividend Default has not occurred, or 12.0% of the Stated Value if an uncured Dividend Default has occurred, shall accrue on such Share while such Share remains outstanding (subject in each case to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Corporation’s capitalization occurring after the date of this Certificate of Designation) (the “Accruing Dividends”). Accruing Dividends on each outstanding Share shall accrue from day to day, whether or not declared, and shall be cumulative. Accruing Dividends shall be payable quarterly in arrears on each January 30, April 30, July 30 and October 30 with respect to each respective full calendar quarter following the issuance of such Share in which such Share was outstanding (each, a “Dividend Payment Date”). Accruing Dividends shall be payable, on each Dividend Payment Date, in cash or settled by issuance of shares of Common Stock calculated based on the closing price of Common Stock as reported by the NYSE American LLC or other securities exchange or quotation system if applicable on the last day of the quarter immediately preceding the applicable Dividend Payment Date, at the Corporation’s discretion; provided, however, that the Corporation shall be prohibited from settling Accruing Dividends by issuance of shares of Common Stock if such issuance would involve the sale, issuance, or potential issuance, in the aggregate, of a number of shares of Common Stock that is greater than a total of [3,071,525] shares of Common Stock (such number of shares equal to 19.99% of the aggregate number of shares of Common Stock issued and outstanding immediately prior to the execution of this Certificate of Designation, subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Corporation’s capitalization occurring after the date of this Certificate of Designation), which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with such issuance under applicable rules of the NYSE American LLC or other securities exchange or quotation system if applicable (such number of shares of Common Stock, the “Exchange Cap”), unless the Company’s stockholders have approved the issuance of Common Stock pursuant to this Certificate of Designation in excess of the Exchange Cap in accordance with the applicable rules of the NYSE American LLC or other securities exchange or quotation system if applicable, including, without limitation, Section 713(a) of the NYSE American LLC Company Guide, as may be required for the Company to effect such issuance (the “Stockholder Approval”).

(b) The Corporation shall not declare, pay or set aside any dividends on the Junior Securities unless such dividends are paid out of the Corporation’s cash flow from operations (as defined in U.S. Generally Accepted Accounting Principles) and the Corporation shall not declare, pay or set aside any dividends on Common Stock from and during the continuance of any Dividend Default. The holders of Series A Preferred Stock shall not be entitled to participate in any dividend or other distribution made on Common Stock unless and until the Series A Preferred Stock are converted in accordance with this Certificate of Designation and then only in connection with dividends or other distributions having a record date that occurs from or after such conversion; provided, however, that the Corporation shall provide written notice to the holders of Series A Preferred Stock no less than ten (10) days prior to the record date for any dividend or other distribution made on Common Stock. However, in no event shall the Corporation declare any dividend on Common Stock, if such dividend would impair the ability of the Corporation to pay any dividends due on any Series A Preferred Stock.

5. Liquidation Preference.

(a) Subject to the rights of the Corporation’s creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of the Junior Securities as to the distribution of assets on any Liquidation, each holder of outstanding Series A Preferred Stock shall be entitled to receive an amount of cash equal to $11.25 per Share (subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Corporation’s capitalization occurring after the date of this Certificate of Designation), plus the amount equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) which shall be paid in cash or settled in shares of Common Stock in the manner provided in Section 4(a), to, but not including, the date of final distribution to such holders. If, upon any Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the preferential amount payable to the holders of the Series A Preferred Stock as described in this Section 5(a) and liquidating payments on any other shares of any class or series of Parity Securities as to the distribution of assets on any Liquidation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full.

(b) Subject to the rights of the Corporation’s creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation, after payment shall have been made in full to the holders of the Series A Preferred Stock in accordance with this Section 5, the holders of the Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein or have any other right or claim to such assets.

(c) Written notice of any such Liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given in accordance with Section 12(a) not less than twenty (20) nor more than sixty (60) days prior to the payment date stated therein.

6. Voting Rights.

(a) The Series A Preferred Stock shall not have any relative, participating, optional or other voting rights or powers of any type, and the consent of the holders thereof shall not be required for the taking of any corporate action, except as set forth in this Section 6 or as otherwise provided by the Certificate of Incorporation or the General Corporation Law of the State of Delaware.

(b) Notwithstanding the foregoing, so long as any Series A Preferred Stock are outstanding, the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock at the time outstanding (the “Requisite Holders”), voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for approving, effecting or validating (i) any amendment, alteration or repeal of any of the provisions of this Certificate of Designation or the Certificate of Incorporation that materially and adversely affects the rights, preferences or voting power of the Series A Preferred Stock, (ii) the authorization or issuance of any class or series of Senior Securities that are equity securities ranking senior to the Series A Preferred Stock as to dividends or distributions upon a Liquidation (including securities convertible into or exchangeable for any such senior securities), or (iii) a statutory share exchange, consolidation with or merger of the Corporation with or into another entity or consolidation of the Corporation with or merger of another entity into the Corporation, that in each case materially and adversely affects the rights, preferences or voting power of the Series A Preferred Stock, unless in such case each Share shall be converted into or exchanged for an amount of cash equal to or greater than the applicable Series A Redemption Price at the time of such conversion or exchange or preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof that are materially the same as those of the Series A Preferred Stock. For the avoidance of doubt, the consent of the Requisite Holders shall not be required in connection with the issuance of Parity Securities or Senior Securities if, and so long as, the proceeds resulting from the issuance of such securities are used to redeem in full the outstanding Series A Preferred Stock.

(c) For purposes of this Section 6, with respect to any matter as to which the holders of Series A Preferred Stock are entitled to vote as a class, such holders shall be entitled to one vote per Share.

7. Conversion.

(a) Right to Convert. Each Share shall be convertible at any time and from time to time at the option of the holder into such number of validly issued, fully paid and non-assessable shares of Common Stock as is determined by dividing the sum of the Stated Value (subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Corporation’s capitalization occurring after the date of this Certificate of Designation) and the amount of all unpaid accrued and accumulated dividends on such Share (whether or not declared) by the Conversion Price (as defined below) in effect on the Conversion Date (as defined below). The “Conversion Price” means $0.75 per share (subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Corporation’s capitalization occurring after the date of this Certificate of Designation). Notwithstanding anything to the contrary contained herein, Shares shall not be convertible at any time that (i) there are not a sufficient number of authorized shares of Common Stock not reserved for other purposes so that all outstanding shares of Series A Preferred Stock may be converted; or (ii) such conversion shall cause the Corporation to issue a number of shares of Common Stock greater than the Exchange Cap, unless (with respect to this clause (ii) only) the Stockholder Approval has been obtained.

(b) Notice of Conversion and Deemed Conversion Date. Holders shall effect conversions by providing the Corporation with a conversion notice (a “Notice of Conversion”). Each Notice of Conversion shall specify the holder’s name, the number of Shares to be converted, the number of Shares owned prior to the conversion at issue, the number of Shares owned subsequent to the conversion at issue, and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Notice of Conversion to the Corporation in accordance with Section 12(a) (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. Prior to any conversion of a holder’s Shares, such holder shall surrender any certificate or certificates representing such Shares to the Corporation in the manner provided in Section 7(c) if such Shares are represented by any certificate or certificates, and if not all Shares represented thereby are so converted, then the Corporation will issue or reissue a certificate or account statement for the Shares remaining. The conversion of Shares hereunder shall be deemed effective on the later of the Conversion Date or the date of the surrender of any certificate or certificates as provided in Section 7(c).

(c) Surrender of Certificates for Conversion. The effectuation of any conversion by a holder of Shares represented by a certificate or certificates shall require that such holder surrender the certificate or certificates representing the Shares being converted to the Corporation on or before the Conversion Date for such conversion, in the manner and place designated in Section 12(a), duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event such certificate or certificates are lost, stolen or missing, such holder shall deliver an affidavit of loss, in the manner and place designated in Section 12(a).

(d) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of Shares. The number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Shares subject to a conversion. Any fractional shares of Common Stock which would otherwise be issuable upon conversion of any Shares will be rounded up to the next whole share.

(e) Certain Taxes. The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto.

(f) Termination of Conversion Rights. In the event of a Series A Redemption Notice or Corporation Redemption Notice relating to a redemption of any Shares pursuant to Section 8, the conversion rights described herein of the Shares designated for redemption shall terminate at the close of business on the applicable Series A Redemption Date pursuant to Section 8(a) or the sooner of the applicable Corporation Redemption Date pursuant to Section 8(c) or the sixty-first (61st) day following the delivery of a Corporation Redemption Notice if any certificate or certificates representing such Shares or related affidavit of loss has not been received in accordance with Section 8(d)(i), unless (i) a determination to provide for a continuation of such rights is made by the Corporation, and written notice is made to the holder of such Shares of such determination, which notice shall set forth the extended conversion rights or other terms to be provided with respect to such Shares, or (ii) the Series A Redemption Price or the Corporation Redemption Price (plus any accrued and unpaid dividends) is not fully paid on the Series A Redemption Date or the Corporation Redemption Date or the sixty-first (61st) day following the delivery of a Corporation Redemption Notice if any certificate or certificates representing such Shares or related affidavit of loss has not been received in accordance with Section 8(d)(i), as applicable, in which case the conversion rights for such Shares shall continue until such Series A Redemption Price or the Corporation Redemption Price (plus any accrued and unpaid dividends) is paid in full.

(g) Cancellation and Notice. Shares converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued. Within ten (10) days of a Conversion Date, the Corporation shall deliver to the respective holder an account statement or account statements representing the number of shares of Common Stock being acquired upon the conversion of Shares (including any accrued and unpaid dividends thereon).

8. Redemption.

(a) Optional Redemption at Election of Holder. Once per calendar quarter after the fifth anniversary of the Original Issue Date, any holder of the Series A Preferred Stock shall have the right to elect to have, out of funds legally available therefor, or settlement by delivery of shares of Common Stock, all or any portion of the then outstanding Shares held by such holder redeemed by the Corporation (a “Series A Redemption”) for a price per Share equal to $11.25 (subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Corporation’s capitalization occurring after the date of this Certificate of Designation) (the “Series A Redemption Price”) with respect to a settlement in cash, but which the Corporation may, if it so elects, to redeem by settlement in shares of Common Stock, the Corporation shall deliver such number of shares of Common Stock equal to the Series A Redemption Price divided by $0.375 per Share (subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Corporation’s capitalization occurring after the date of this Certificate of Designation), with any fraction rounded up to the next whole share of Common Stock, for such Share, plus the amount of all unpaid accrued and accumulated dividends on such Share (whether or not declared), which amount shall be paid in cash or settled in shares of Common Stock in the manner provided in Section 4(a). The redeeming holder of Shares subject to a Series A Redemption shall surrender any certificate or certificates representing such Shares in accordance with Section 8(d)(i) below. With respect to a Series A Redemption by payment in cash, such Series A Redemption shall occur not more than the later of (i) the three-hundred-sixty-fifth (365th) day following receipt by the Corporation of a written election notice (the “Series A Election Notice”) from such holder of Series A Preferred Stock and (ii) the surrender of any certificate or certificates representing such Shares to be redeemed in accordance with Section 8(d)(i) below, and with respect to Series A Redemption by settlement in shares of Common Stock, such Series A Redemption shall not occur more than (iii) the tenth (10th) day following the date of the later of the receipt by the Corporation of the Series A Election Notice from such holder of Series A Preferred Stock and (iv) the surrender of any certificate or certificates representing such Shares in accordance with Section 8(d)(i) below (the “Series A Redemption Date”). If elected by the Corporation to be paid in cash, the aggregate Series A Redemption Price for all Shares held by such redeeming holder shall be payable in cash in immediately available funds to such redeeming holder on the applicable Series A Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series A Redemption Price, and to no other corporate purpose, except to the extent prohibited by the General Corporation Law of the State of Delaware; or if elected by the Corporation to be settled by delivery of shares of Common Stock, the aggregate Series A Redemption Price for all Shares held by each holder of Series A Preferred Stock shall be payable in fully authorized shares of Common Stock; and the payment of all unpaid accrued and accumulated dividends on such Shares (whether or not declared) paid in cash or settled in shares of Common Stock in the manner provided in Section 4(a). Notwithstanding the foregoing, the Corporation shall be prohibited from settling the Series A Redemption Price in shares of Common Stock if such settlement shall cause the Corporation to issue a number of shares of Common Stock greater than the Exchange Cap, unless the Stockholder Approval has been obtained.

(b) Insufficient Funds; Remedies for Nonpayment. If on any Series A Redemption Date, the assets of the Corporation legally available are insufficient to pay the Series A Redemption Price for each of the Shares elected by a holder to be redeemed pursuant to this Section 8 and the number of shares of Common Stock available to be issued to pay the Series A Redemption Price is insufficient whether due to the Exchange Cap or for any other reason, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets or shares of Common Stock legally available for paying the Series A Redemption Price (plus any accrued and unpaid dividends), (ii) redeem out of all such assets or shares of Common Stock legally available therefor on the applicable Series A Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares elected to be redeemed by each such redeeming holder on the applicable Series A Redemption Date if multiple holders have submitted a Series A Redemption Notice with the same applicable Series A Redemption Date, and (iii) following the applicable Series A Redemption Date, at any time and from time to time when additional assets of the Corporation or shares of Common Stock become legally available to redeem the remaining Shares, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series A Redemption Price. If on any Series A Redemption Date, all of the Shares elected to be redeemed pursuant to a Series A Election Notice are not redeemed in full by the Corporation by paying the entire Series A Redemption Price, until such Shares are fully redeemed and the aggregate Series A Redemption Price paid in full, all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences, and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4.

(c) Optional Redemption at Election of Corporation.

i.	The Corporation shall have the right (but not the obligation) to redeem the Shares, in whole or in part, at any time, at the option of the Corporation (a “Corporation Redemption”), for a price per Share equal to $11.25 (subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Corporation’s capitalization occurring after the date of this Certificate of Designation) (the “Corporation Redemption Price”), which amount shall be paid in cash, plus the amount equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) which shall be in cash or settled in shares of Common Stock in the manner provided in Section 4(a). To exercise a Corporation Redemption, the Corporation shall deliver written notice to each holder of Series A Preferred Stock (the “Corporation Redemption Notice”) of the date of such Corporation Redemption, which shall be the later of (i) a date that is no earlier than the twentieth (20th) and no later than the sixtieth (60th) day after the date of the Corporation Redemption Notice and (ii) the surrender of any certificate or certificates representing the Shares to be redeemed pursuant to a Corporation Redemption in accordance with Section 8(d)(ii) below (the “Corporation Redemption Date”). If fewer than all of the outstanding Shares are to be redeemed pursuant to a Corporation Redemption, the Shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Corporation. On a Corporation Redemption Date and in accordance with this Section 8(c), the Corporation will, at its option (to the extent it may then lawfully do so under the General Corporation Law of the State of Delaware, and for so long as a redemption is permitted under the Certificate of Incorporation), redeem the Shares specified in the Corporation Redemption Notice by paying in cash, via wire transfer or immediately available funds to the respective accounts designated in writing by the holders of Series A Preferred Stock required to participate in such Corporation Redemption pursuant hereto, an amount per Share equal to the Corporation Redemption Price, and by paying the amount equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) in cash or settling such amount in shares of Common Stock in the manner provided in Section 4(a).

ii.	Corporation Redemption Notice. Each Corporation Redemption Notice shall state:

1.	the number of Shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Corporation Redemption Date specified in the Corporation Redemption Notice;

2.	the Corporation Redemption Date;

3.	the Corporation Redemption Price;

4.	the amount equal to all accumulated accrued and unpaid dividends thereon (whether or not declared), and the manner in which the Corporation shall pay such amount in accordance with Section 4(a);

5.	the date upon which the holder’s right to convert its Shares shall terminate pursuant to Section 7(f), which date shall be no earlier than five (5) days before the Corporation Redemption Date (the applicable date, the “Series A Conversion Election Date”); and

6.	the manner and place designated for surrender by the holder to the Corporation of any certificate or certificates representing the Shares of Series A Preferred Stock to be redeemed pursuant to Section 8(d)(ii).

(d)	Surrender of Certificates.

i.	Surrender of Certificates for Optional Redemption at Election of Holder. The effectuation of any Series A Redemption of Shares represented by a certificate or certificates shall require that each holder of such Shares surrender any certificate or certificates representing such Shares to the Corporation, in the manner and place designated in Section 12(a), duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event such certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in Section 12(a).

ii.	Surrender of Certificates for Optional Redemption at Election of Corporation. The effectuation of any Corporation Redemption of Shares represented by a certificate or certificates shall require each holder of such Shares to surrender the certificate or certificates representing such Shares to the Corporation, in the manner and place designated in the Corporation Redemption Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, to deliver an affidavit of loss, in the manner and place designated in the Corporation Redemption Notice.

(e) Rights Subsequent to Redemption or Attempted Redemption. If on an applicable Series A Redemption Date or Corporation Redemption Date, or, as to any Share represented by a certificate or certificates subject to a Corporation Redemption, on the sixty-first (61st) day following the delivery of a Corporation Redemption Notice in which the certificate representing such Share or respective affidavit of loss has not been received in accordance with Section 8(d)(i), the respective Series A Redemption Price or the Corporation Redemption Price is paid (or tendered for payment) plus the amount of all unpaid accrued and accumulated dividends (whether or not declared) paid (or tendered for payment) for any Share to be redeemed on such Series A Redemption Date or Corporation Redemption Date in the manner provided under Section 8(a) or 8(c), as applicable, then on such date all rights of the holder of such Share existing immediately prior to such date, including any rights to dividends on such Shares, shall cease, and such Share shall no longer be deemed issued and outstanding, unless a determination to provide for a continuation of any such rights is made by the Corporation, and written notice is made to the holder of such Shares of such determination, which notice shall set forth the extended rights or other terms to be provided with respect to such Shares.

(f) Cancellation and Notice. Shares redeemed in accordance with the terms hereof shall be canceled and may not be reissued. Within ten (10) days of each Series A Redemption Date or Corporation Redemption Date or, as to any Share represented by a certificate or certificates subject to a Corporation Redemption, the sooner of the Corporation Redemption Date or the seventy-first (71st) day following the delivery of a Corporation Redemption Notice in which the certificate representing such Share or respective affidavit of loss has not been received in accordance with Section 8(d)(i), the Corporation shall deliver to the holder an account statement or account statements representing any number of shares of Common Stock being acquired upon the redemption of Shares (including any accrued and unpaid dividends thereon) in accordance with the terms hereof.

9. Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any Share as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

10. No Sinking Fund. The Corporation shall not be required to establish any sinking or retirement fund with respect to the shares of Series A Preferred Stock.

11. Other Rights. The Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designation or as provided by the General Corporation Law of the State of Delaware or applicable law.

12. Miscellaneous.

(a) Any and all notices or other communications or deliveries to be provided by the holders of Series A Preferred Stock hereunder shall be in writing and delivered by a nationally recognized overnight courier service, addressed to the Corporation at 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255, attention: Chief Financial Officer, or such other address as the Corporation may specify for such purposes by notice to the holders delivered in accordance with this Section 12(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered by facsimile, by electronic mail, or sent by a nationally recognized overnight courier service, addressed to each holder of Series A Preferred Stock at the facsimile number, e-mail address or address of such holder appearing on the books of the Corporation, or if no such facsimile number, email address or address appears on the books of the Corporation, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. (New York City time) on any date and such manner of delivery may be used by the sender pursuant to this Section 12(a), (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day and such manner of delivery may be used by the sender pursuant to this Section 12(a), (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(c) This Certificate of Designation may be amended, or any provision of this Certificate of Designation may be waived by the Corporation, solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a holder of Series A Preferred Stock of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holders, except that a waiver by the Requisite Holders will constitute a waiver of all holders. The failure of the Corporation or a holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a holder must be in writing.

(d) If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount of deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Designation, which shall be made effective pursuant to the Certificate of Incorporation, is executed by the undersigned this ____ day of _____________, 2024.

Signing Day Sports, Inc.

By:
Name:	Daniel D. Nelson
Title:	Chief Executive Officer

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